Exhibit 1


                             Joint Filing Agreement

AGREEMENT dated as of February 14, 2008, by and between J. Walter Thompson U.S.A., Inc. and WPP Group plc (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $.001 par value per share, of LiveWorld, Inc. ("Schedule 13G") and it will file the Schedule 13G on behalf of itself.

Each of the  Parties  agrees  to be  responsible  for the  timely  filing of the
Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.


                                        February 14, 2008
                                        (Date)

                                        J. WALTER THOMPSON U.S.A., INC.

                                        By: /s/ Richard Pollet
                                            -------------------
                                            Name: Richard Pollet
                                            Title: Executive Vice President,
                                                   General Counsel and Secretary



                                        WPP GROUP PLC

                                        By: /s/ Paul W.G. Richardson
                                            ------------------------
                                            Name: Paul W.G. Richardson
                                            Title: Group Finance Director



                                   Page 8 of 8